Exhibit 10.4

AMENDMENT, ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS AMENDMENT, ASSIGNMENT, AND ASSUMPTION AGREEMENT (this “Amendment and Assignment”) effective as of the Closing Date, as hereinafter defined, is entered into by and among Wrangler Apparel Corp., a Delaware corporation (“Licensor”), Chambers Belt Company, a Delaware corporation (“Assignor”), and Tandy Brands Accessories, Inc., a Delaware corporation (“Assignee”) (Licensor, Assignor, and Assignee being hereinafter sometimes collectively referred to as the “Parties”).

W I T N E S S E T H:

WHEREAS, Licensor and Assignor entered into a License Agreement effective as of January 1, 2008 (the “Original License Agreement”) for the manufacture, distribution, and sale of Licensed Products in the Licensed Territory;

WHEREAS, Assignor and Assignee have previously entered into an Asset Purchase Agreement dated as of April 23, 2009 (the “Purchase Agreement”), whereby Assignee has agreed to purchase certain assets of Assignor and to assume, pay, satisfy, and discharge certain liabilities and obligations of Assignor;

WHEREAS, the Purchase Agreement specifically excludes the assignment and assumption of the Original License Agreement;

WHEREAS, concurrently herewith, the Assignor and Assignee are amending and restating the Purchase Agreement by executing and delivering an Amended and Restated Purchase Agreement (the Purchase Agreement as so amended and restated hereinafter being referred to as the “Amended Purchase Agreement”), which, among other things, provides for Assignor’s assignment, transfer, and conveyance to Assignee of all of Assignor’s right, title, and interest in and to the Original License Agreement, as amended hereby, with respect to all periods after the Closing and Assignee’s assumption of all of the contractual obligations of Assignor thereunder after the Closing;

WHEREAS, concurrent with the assignment and assumption of the Original License Agreement, effective as of the Closing, the Parties wish to amend the Original License Agreement in accordance with the terms of this Amendment and Assignment;

NOW, THEREFORE, in consideration of the terms and conditions set forth below and other good and valuable consideration, receipt of which is hereby acknowledged, the Parties agree as follows:

1. The Original License Agreement, as amended by this Amendment and Assignment, shall hereinafter be referred to as the “Agreement;” the terms capitalized herein and defined herein shall have the meanings ascribed to such terms herein; the terms “Closing” and “Closing Date shall have the meanings ascribed to those terms in the Purchase Agreement; the term “Contractual Obligations” shall mean all covenants, duties, undertakings and obligations to be observed, paid, discharged or performed, as the case may be, at any time after the Closing Date under the Agreement; and all other terms capitalized but not defined in this Amendment and Assignment shall have the meanings ascribed to those terms in the Original License Agreement.

2. In the event the Closing occurs and, in such event, effective as of the Closing Date, the Original License Agreement is amended by adding a new subsection (g) to Section 9.1 thereof as follows:

(g)	Licensed Products. Licensee shall submit five (5) samples of each style of Licensed Product to be manufactured under the Agreement to Licensor with a request for approval thereof, and Licensor shall return one (1) such sample, along with the approval or disapproval referenced above in this Section 9.1, to Licensee within ten (10) business days from the date that Licensor receives such samples and request for approval.

3. In the event the Closing occurs and, in such event, effective as of the Closing Date, the Original License Agreement is hereby amended by deleting Section 11.2 and substituting the following in lieu thereof:

11.2	At any time prior to six (6) months before the date of expiration of this Agreement, Licensor may appoint a new licensee or distributor for the Licensed Products in the Distribution and Sales Licensed Territory, or it may determine to conduct the WRANGLER® Western belt business internally through the Wrangler Division of VF Jeanswear Limited Partnership, without utilizing a third-party licensee. In the event that Licensor appoints a new licensee or distributor or determines to conduct the WRANGLER® Western belt business internally through the Wrangler Division, it shall provide written notice of such intent to Licensee. Following such notice, Licensor or its newly appointed licensee or distributor may participate in any process required by an Authorized Retailer as a condition precedent to selling Licensed Products to such Authorized Retailer for shipment subsequent to the date of expiration of this Agreement, But Licensor or its newly appointed licensee or distributor may only sell Licensed Products in the Distribution and Sales Licensed Territory after June 30, 2010, for shipment subsequent to the date of expiration of this Agreement.

4. In the event the Closing occurs and, in such event, effective as of the Closing Date, the Original License Agreement is hereby amended by deleting Article 18 in its entirety and substituting the following in lieu thereof:

ARTICLE 18 — Notices

All notices given or required to be given hereunder shall be deemed to be given and received (a) as of the date sent if sent by overnight courier or facsimile, with the facsimile notice promptly confirmed by United States registered mail, postage paid, return receipt requested, or (b) three (3) business days after being sent by United States certified mail, postage paid, return receipt requested and addressed as follows or to such other address as shall have been provided pursuant to notice under this Article:

LICENSOR:	General Counsel
Wrangler Apparel Corp.
3411 Silverside Road
Wilmington, Delaware 19810
Telephone: 302.477.3930
Facsimile: 302.477.3932

with a copy to:	Director of Licensing
VF Jeanswear Limited Partnership
400 North Elm Street
Greensboro, NC 27401
Telephone: 336.332.4636
Facsimile: 336.332.4650

LICENSEE:	Mr. Rod McGeachy
CEO
Tandy Brands Accessories, Inc.
690 E. Lamar Blvd., Ste. 200
Arlington, TX 76011
Telephone: 817-548-0090
Facsimile: 817-548-1144
E-mail: rod_mcgeachy@tandybrands.com

5. In the event the Closing occurs and, in such event, effective as of the Closing Date, the Original License Agreement is hereby amended by adding new Articles 30 and 31 thereto as follows:

ARTICLE 30 — Transition of Business

30.1

Licensor contemplates that after the expiration of the Agreement, the WRANGLER® Western belt business may be conducted by the Wrangler Division without utilizing a third-party licensee. In order to facilitate the transition from Licensee to Licensor, Licensee agrees to provide Licensor’s Representative with the following with respect to Licensed Products for the period from the Closing Date through the expiration of this Agreement in a format mutually agreed upon between Licensor and Licensee:

(a)	complete design specifications for each style of Licensed Product designed, manufactured, advertised, or sold under the Agreement, including all trim, leather, and/or component details;

(b)	product development calendar for each season;

(c)	five (5) samples of each style of Licensed Product to be manufactured under the Agreement. Submission of five (5) samples under Section 9.1 and Article 22 hereof shall satisfy the requirement of this Subsection 30.1(c);

(d)	On April 1, 2010 and every time thereafter through the expiration of this Agreement that a new style is added to a particular Third Party Manufacturer’s production schedule or is moved from one Third Party Manufacturer to another or moved from one of a Third Party Manufacturer’s factories to another, Licensee shall provide Licensor with a list of the Licensed Products, broken down by style, color, and size, manufactured at each Third Party Manufacturer’s factory, as well as the complete name, mailing address, and exact physical location of each such Third Party Manufacturer factory;

(e)	Licensee’s wholesale price list for each style, size, and color of Licensed Product as sold to each Approved Retailer;

(f)	monthly inventory of finished Licensed Products that Licensee has on hand by style, color, and size;

(g)	monthly inventory of Licensed Products in the process of manufacture by style, color, and size;

(h)	to the extent available, the following point-of-sale information on a monthly basis, broken down by Approved Retailer:

(i)	total number of units of Licensed Products sold, broken down by style, color, and size;

(ii)	total dollar amount of Licensed Products sold, broken down by style, color, and size;

(iii)	total number of Licensed Products received by each Approved Retailer that month, broken down by style, color, and size;

(iv)	total wholesale cost of Licensed Products received by each Approved Retailer that month multiplied by the number of units received, broken down by style, color, and size;

(v)	total number of Licensed Product units in each Approved Retailer’s physical inventory at the end of the applicable month, broken down by style, color, and size;

(vi)	total retail price of Licensed Product units in each Approved Retailer’s physical inventory the end of the applicable month, broken down by style, color, and size;

(i)	to the extent available, the following department and item information on a monthly basis, broken down by Approved Retailer:

(i)	Approved Retailer department number;

(ii)	Approved Retailer fineline or other account-specific document listing relevant style grouping, size grouping, and color grouping variables;

(iii)	Licensee style number;

(iv)	Licensee UPC number;

(v)	Approved Retailer item number and item description;

(vi)	Approved Retailer size description;

(vii)	Approved Retailer average price; and

(viii)	Total number of stores operated by each Approved Retailer where Licensed Products are sold.

(j)	Within two (2) weeks after the Closing Date, a six (6)-month forecast for the period from the Closing Date to December 31, 2009 for each Approved Retailer, broken down by style, color, and size;

(k)	Any other information reasonably requested by Licensor that reasonably relates to transition of the WRANGLER® Western belt business.

Items to be provided monthly shall be submitted no later than the twenty-fifth (25 th) day of the month after the month for which such item is being submitted. Items to be provided weekly shall be submitted on Monday for the previous week.

30.2	Licensor shall notify Licensee of the name and contact information of the employee to participate in meetings with Approved Retailers on behalf of Licensor’s Representative. Licensee agrees to invite such employee to participate in all meetings with Approved Retailers relating to Licensed Product, with ample advance notice to allow for scheduling of attendance.

30.3	Within twenty (20) days after receipt of notice pursuant to Section 11.2 hereof, Licensee shall provide Licensor with a complete inventory of all finished Licensed Products and all Licensed Products on order from Third Party Manufacturers, as well as the anticipated delivery date(s) thereof. Licensor shall purchase, at Licensee’s cost including Licensee’s in-bound freight cost, all of Licensee’s finished active inventory of Licensed Products and all Licensed Products on order from Third Party Manufacturers against which Licensee has demonstrated, to Licensor’s sole satisfaction, a future forecast for sales. The Parties agree to negotiate in good faith to reach agreement on the timing of such purchase, as well as the timing and remaining logistics of the transfer of the business, except that the Parties agree that the inventory that Licensor is required by this Section 30.3 to purchase shall be made available to Licensor no later than two (2) months before the expiration of this Agreement. Until the transfer of the business has been completed or the expiration of this Agreement, whichever occurs first, Licensee shall continue to take and fill orders for Licensed Products and shall continue to use its best efforts to promote the sale of the Licensed Products in the Distribution and Sales Licensed Territory.

ARTICLE 31 — Licensor’s Representative a Third-Party Beneficiary

Licensor’s Representative is a third-party beneficiary of Article 30 of this Agreement.

6. In the event the Closing occurs, then effective on the Closing Date, all terms and conditions of the Original Licensee Agreement not amended hereby shall remain the same and in full force and effect and shall be deemed to be ratified and affirmed in all respects and to continue as part of the terms of the Agreement, and all terms and conditions of the Original License Agreement amended hereby shall become in full force and effect as so amended and shall be deemed to be ratified and affirmed in all respects and to continue, as so amended, as part of the terms of the Agreement. Assignee hereby acknowledges and agrees that Assignor makes no representation or warranty whatsoever with respect to the Original License Agreement or the Agreement.

7. In the event the Closing occurs and, in such event, effective as of the Closing Date, Assignor hereby grants, sells, assigns, conveys, transfers, and delivers unto Assignee all of Assignor’s right, title, and interest in and to all rights arising under the Agreement after the Closing Date, and Assignee hereby accepts and assumes all liabilities and obligations of Assignor arising from and after the Closing Date under the Agreement.

8. Subject to and on the terms and conditions set forth in Article 9 of the Amended Purchase Agreement, in the event the Closing occurs and in such event, Assignee shall thereafter indemnify, hold harmless, and defend Assignor from and against any and all obligations, liabilities, costs, and claims (including reasonable attorneys’ fees) arising as a result of or with respect to any of the Contractual Obligations that are attributable to the period of time from and after the Closing Date.

9. Subject to and on the terms and conditions set forth in Article 9 of the Amended Purchase Agreement, in the event the Closing occurs and in such event, Assignee shall thereafter indemnify, hold harmless, and defend Assignee from and against any all third party obligations, liabilities, costs, and claims (including reasonable attorneys’ fees) arising under the Original License Agreement solely to the extent attributable to the period of time prior to the Closing Date.

10. The Parties agree to execute all documents and to perform such other proper acts as may be necessary to secure to the Parties provided for herein.

11. In the event the Closing occurs and in such event, effective on the Closing Date, Licensor consents to (a) the assignment of the Agreement, from Assignor to Assignee on the terms and conditions contained herein, and to Assignee’s assumption of Assignor’s Contractual Obligations under the Agreement and at such time and at all times thereafter, all references to Licensee in the Agreement shall be to Assignee, and (b) Assignor’s sale and transfer to Assignee of Licensed Products and all other assets bearing the Licensed Trademarks together with all other transactions contemplated by the Amended Purchase Agreement that may require Licensor’s consent under the Original License Agreement. For the avoidance of doubt, no royalty payments shall be due from Assignor to Licensor based on the transfer and sale by Assignor of Licensed Products or anything else to Licensee.

12. In the event the Closing occurs and in such event, effective on the Closing Date, Assignor shall concurrently therewith, and with no further action required by Licensor, be deemed to be released and forever discharged by Licensor from any and all obligations, liabilities, claims, complaints, suits, damages, actions, causes of action, losses, expenses, fees and/or demands whatsoever from the beginning of time through and including the Closing Date, including without limitation with respect to the Original License Agreement and the Agreement, except for (a) payments due, if any, solely in connection with underpayment by Assignor of Advertising Expenditures under the Original License Agreement due for 2008 and 2009; and (b) any indemnification or hold harmless obligations owed by Assignor under the Original License Agreement for claims brought by third parties based solely on Licensed Products sold by Assignor to customers (excluding any sales of Licensed Products to Assignee).

13. Licensor acknowledges and agrees that any Percentage Royalty and Advertising Expenditure payments made by Assignor under the Original License Agreement prior to the Closing Date will be credited for purposes of determining Assignee’s compliance with the Agreement following the Closing Date.

14. This Amendment and Assignment shall terminate without further force or effect if the Closing does not occur and in such event, the Original License Agreement, without any of the amendments otherwise contemplated herein, shall continue in full force and effect thereafter in accordance with its terms and conditions.

15. This Amendment and Assignment may be executed in multiple counterparts, each one of which shall for all purposes be deemed an original. This Amendment and Assignment and the Amended Purchase Agreement constitute the entire agreement between Assignor and Assignee with respect to the transfer and assumption. Licensor expressly acknowledges that it is not a third party beneficiary of the Amended Purchase Agreement and has no rights or claims thereunder of any kind. This Amendment and Assignment and the Agreement constitute the entire agreement among the Parties with respect to the transactions contemplated hereunder relating to the Agreement. This Amendment and Assignment may not be amended, modified, or waived except pursuant to a written instrument executed by all of the Parties; provided, however, that

(a)	Licensor and Assignee may without Assignor’s consent amend, modify, or waive any term of the Agreement other than any terms, conditions, or provisions thereof which affect in any respect Assignor’s unreleased obligations under the Agreement, as referred to in Section 17 hereof, and accordingly no such provision may be amended or modified in any respect without Assignor’s prior written consent; and

(b)	Assignor and Assignee may amend, modify, or amend any term or provision of the Agreement which relates only to he Amended Purchase Agreement and to the transfer, assignment, and assumption of the Original License Agreement and the Agreement as between them.

16. This Amendment and Assignment shall be governed and construed in accordance with the internal laws of the State of Delaware, without regard to its provisions governing conflicts of law, and the parties submit to the non-exclusive jurisdiction of the courts of that state for any disputes involving this Amendment and Assignment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Amendment and Assignment to be executed as of the day and year first above written.

WRANGLER APPAREL CORP.

By:
Helen L. Winslow
Vice President
Date:

CHAMBERS BELT COMPANY

By:
Name:
Title:
Date:

TANDY BRANDS ACCESSORIES, INC.

By:
Name:	Rod McGeachy
Title:	CEO
Date:

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